Calculation of Filing Fee Tables
S-8
INTENSITY THERAPEUTICS, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share, reserved for issuance under the Amended and Restated 2021 Stock Incentive Plan	Other	150,000	$ 4.195	$ 629,250.00	0.0001381	$ 86.90
2	Equity	Common Stock, $0.0001 par value per share, reserved for issuance under the Amended and Restated 2024 Employee Stock Purchase Plan	Other	25,000	$ 4.195	$ 104,875.00	0.0001381	$ 14.48
Total Offering Amounts:						$ 734,125.00		$ 101.38
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 101.38
Offering Note
[1]	The number of shares of common stock, par value $0.0001 per share (Common Stock), of Intensity Therapeutics, Inc. (the Registrant) stated above consists of additional shares of Common Stock available for issuance under the Amended and Restated 2021 Stock Incentive Plan (the 2021 Plan), as approved by the Registrants stockholders at the Registrants annual meeting of stockholders on June 16, 2026. The maximum number of shares which may be sold upon the exercise of options or issuance of stock-based awards granted under the 2021 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2021 Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the Securities Act), this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions. Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.195 per share, which is the average of the high and low prices of the Registrants Common Stock on July 2, 2026, as reported on the Nasdaq Capital Market.

[2]	The number of shares of Common Stock of the Registrant stated above consists of additional shares of Common Stock available for issuance under the Amended and Restated 2024 Employee Stock Purchase Plan (the 2024 Plan), as approved by the Registrants stockholders at the Registrants annual meeting of stockholders on June 16, 2026. The maximum number of shares which may be sold upon the exercise of options or issuance of stock-based awards granted under the 2024 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2024 Plan. Accordingly, pursuant to Rule 416 under the Securities Act, this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions. Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.195 per share, which is the average of the high and low prices of the Registrants Common Stock on July 2, 2026, as reported on the Nasdaq Capital Market.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources